Exhibit 99.2
Oasis Petroleum Inc. Announces 2010 Operational Results, Provides an Update to 2010 Financial Guidance,
and an Increase to Its Borrowing Base
Houston, Texas — January 24, 2011 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced operational results and estimated proved reserves for 2010,an updated financial outlook for 2010 results, and an amendment to its revolving credit facility. Additionally, Oasis posted a new Investor Presentation today on its website — www.oasispetroleum.com.
“We are pleased to announce estimated proved reserves nearly tripled in 2010 to 39.8 million barrels of oil equivalent, up from 13.3 million barrels of oil equivalent in 2009,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We are looking forward to further developing our extensive leasehold position of 1,303 gross identified drilling locations, primarily focused on the Bakken.”
Drilling Activity and Production
In 2010, Oasis drilled and completed 26 gross operated wells in the Williston Basin. As of December 31, 2010, there were 35 gross (14.7 net) wells awaiting completion or in the process of drilling. On an operated and non-operated basis, the Company drilled 102 gross (22.8 net) development wells and 14 gross (5.7 net) exploratory wells for a total of 116 gross (28.5 net) oil and gas wells.
Oasis increased average daily production by 155% from 3,073 Boe/d in the quarter ending December 31, 2009 to 7,842 Boe/d in the month of November 2010. The following table presents the total gross and net productive wells by project area as of December 31, 2010 and the average daily production for each project area for the month of November 2010:

	Total wells as of		November 2010
	December 31, 2010		Production
	Gross	Net	(Boe/d)
Williston Basin:
West Williston	160	67.6	3,370
East Nesson	66	29.3	2,494
Sanish	123	9.6	1,900

Total Williston Basin	349	106.5	7,764
Other	27	3.3	78

Total	376	109.8	7,842

Estimated Proved Reserves
Oasis’ total proved oil and natural gas reserves at December 31, 2010 were 39.8 MMBoe, a 199% increase over year-end 2009 proved reserves, and consisted of 36.6 million barrels (“MMBbls”) of oil and 19.4 billion cubic feet (“Bcf”) of natural gas utilizing an average oil price of $79.40 per barrel and an average natural gas price of $4.38 per MMBtu. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. At year-end 2010, 92% of the Company’s reserves were from oil and 43% of the total estimated reserves were developed. The table below summarizes the Company’s estimated proved reserves and related PV-10 at December 31, 2009 and 2010 for each project area. The reserve estimates at December 31, 2009 and 2010 presented in the table below are based on reports prepared by DeGolyer and MacNaughton, independent reserve engineers. In preparing its reports, DeGolyer and MacNaughton evaluated properties representing all of the Company’s PV-10 at December 31, 2009 and 2010 under the new SEC rules. The information in the following table does not give any effect to or reflect Oasis’ commodity hedges.

	At December 31, 2009		At December 31, 2010
	Proved reserves	PV-10	Proved reserves	PV-10
Project area	(MMBoe)	(in millions)	(MMBoe)	(in millions)
Williston Basin:
West Williston	5.0	$50.7	22.9	$380.0

	At December 31, 2009		At December 31, 2010
	Proved reserves	PV-10	Proved reserves	PV-10
Project area	(MMBoe)	(in millions)	(MMBoe)	(in millions)
East Nesson	3.9	31.6	9.6	160.7
Sanish	4.3	50.6	7.2	156.4

Total Williston Basin	13.2	$132.9	39.7	697.1
Other (Barnett shale properties):	0.1	0.6	0.1	0.7

Total(1)	13.3	$133.5	39.8	$697.8

(1)	PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. However, our PV-10 and our Standardized Measure are equivalent at December 31, 2009 because as of December 31, 2009, we were a limited liability company not subject to entity level taxation. As of December 31, 2010, the effect of income tax on our discounted future net cash flows was $214.5 million, resulting in a Standardized Measure of $483.3 million.
Leasehold Position and Drilling Locations
Oasis built its leasehold position in West Williston, East Nesson and Sanish project areas through acquisitions and development activities and, as of December 31, 2010, had 303,231 net acres in the Williston Basis. Based on results to date and the delineation of the Bakken formation throughout much of its acreage, Oasis believes it has 1,303 gross drilling locations. This drilling inventory is based on 472 substantially delineated and economically viable spacing units. In the Company’s West Williston and East Nesson project areas, drilling inventory includes three wells per spacing unit (excluding previously drilled wells). In the more mature Sanish project area, drilling inventory includes up to three Bakken wells and two Three Forks wells per spacing unit (excluding previously drilled wells). Assuming three Three Forks wells per spacing unit, this would add an additional 1,155 potential gross (544.1 net) Three Forks locations in the West Williston and East Nesson project areas. Throughout the Williston Basin, the Company believes it has an aggregate of 2,458 gross (1,081.4 net) potential drilling locations targeting the Bakken and Three Forks formations.
The following table presents net acreage and identified drilling locations for each primary project area as of December 31, 2010:

		Identified drilling locations
	Net acreage	Gross	Net
Williston Basin
West Williston(1)	191,552	859	393.1
East Nesson(1)	102,790	255	127.6
Sanish(2)	8,889	189	16.6

Total Williston Basin	303,231	1,303	537.3
Other	879	—	—

Total	304,110	1,303	537.3

(1)	Identified gross and net drilling locations in the West Williston and East Nesson project areas are based on mostly 1,280 acre spacing units with three wells targeting the Bakken formation in each identified spacing unit (excluding previously drilled wells). With the exception of one proved undeveloped drilling location, the drilling locations do not include wells targeting the Three Forks formation.

(2)	Identified gross and net drilling locations in Sanish project area include up to three wells targeting the Bakken formation and two wells targeting the Three Forks formation per identified spacing unit (excluding previously drilled wells). In the Sanish project area, the Company has identified 57 gross (5.1 net) drilling locations remaining in the Bakken formation and 132 gross (11.5 net) drilling locations remaining in the Three Forks formation.
Outlook for the Remainder of 2010
Oasis is updating its outlook for 2010 results. The Company expects average realized oil price to be between $69-70 per barrel for the full year 2010. The following table provides Oasis’ updated forward-looking guidance based on its current forecasts of key metrics for 2010:

Metric	4Q 10	FY 10
Production (Boepd)	7,390 - 7,625	5,175 - 5,235
LOE ($/Boe)		$7.65 - $7.80
G&A ($/Boe)(1)		$10.20 - $10.50
Production Taxes (% of revenue)		10.6% - 10.8%

(1)	G&A includes non-cash charges for restricted stock of approximately $0.65 per Boe.

Amendment to Revolving Credit Facility and Redetermination of Borrowing Base
On January 21, 2011, Oasis entered into an amendment to its revolving credit facility in order to, among other things:
•	reduce the interest rates payable on borrowings under its revolving credit facility;

•	extend the maturity date of its revolving credit facility from February 26, 2014 to February 26, 2015; and

•	increase the size of its revolving credit facility from $250 million to $600 million.
In connection with this amendment, a redetermination of its borrowing base was completed at the Company’s request on January 21, 2011 in lieu of the scheduled April 1, 2011 semi-annual redetermination. As a result of this redetermination, Oasis’ borrowing base increased from $120 million to $150 million. In conjunction with the redetermination, Oasis added a new lender to its bank group. In addition, the Company’s lenders waived the mandatory reduction of its borrowing base that otherwise would result on or before its next redetermination date due to the issuance of Senior Notes by Oasis. As of December 31, 2010, Oasis had no outstanding indebtedness under its revolving credit facility. Additionally, the Company had cash and cash equivalents of $143.5 million at December 31, 2010.
Risk Management
Since September 30, 2010, Oasis has entered into additional three-way collar options and zero-cost collars. As a result, the Company has increased volumes subject to derivative instruments from 2,048 barrels of oil per day for the calendar year 2011 to 5,048 barrels of oil per day for the period from February 2011 to December 2011. Oasis has also increased volumes subject to derivative instruments from 1,000 barrels of oil per day to 4,000 barrels of oil per day for the calendar year 2012. The Company expects to continue to layer in additional commodity derivatives in 2011 to protect its drilling program and its existing production volumes.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director — Investor Relations